Bsquare Announces CFO Transition Plan             Exhibit 99.1

Peter Biere to continue as CFO during transition period; No change to guidance for Q2 2019

Bellevue, WA – July 12, 2019 - Bsquare Corporation (NASDAQ: BSQR) today announced it will be making an executive leadership change as part of the restructuring the company announced in May 2019. Peter Biere, CFO, will resign from his position following a transition period that will include the appointment of a new CFO. Mr. Biere, who has served as CFO since December 2016, will continue as CFO until his replacement is identified and on-boarded.

“Throughout his tenure as CFO, Peter has provided sound financial leadership to the company,” said Ralph C Derrickson, President & CEO of Bsquare Corporation.  “This is an amicable separation. Our intention in announcing this today is to give Peter and the company the opportunity to pursue all options in an open and transparent manner.  We wish Peter well in his future endeavors.”

Adds Derrickson: “We are continuing to implement the One Bsquare Initiatives we announced in May and have no change to our guidance for Q2 2019.”

About Bsquare

Bsquare builds technology that is powering the next generation of intelligent devices and the systems in which they operate.  We believe the promise of IoT will be realized through the development of intelligent devices and intelligent systems that are cloud-enabled, contribute data, facilitate distributed control & decision making, and operate securely at scale. Bsquare’s suite of services and software components allow our customers to create new revenue streams and operating models while providing new opportunities for lowering costs and improving operations. We serve a global customer base from offices in Bellevue, Washington, the United Kingdom and Taiwan.  For more information, please visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains “forward-looking statements” under applicable securities laws. Such statements can be identified by words such as: “expect,” “believe,” “plan,” “future,” “may,” “will,” and similar references to future periods. Forward-looking statements include statements regarding our future leadership, expected financial and operating results, and other statements regarding strategies, growth, or other future events or conditions. Such statements are based on our current beliefs, expectations and assumptions about future events or conditions, which are subject to inherent risks and uncertainties, including our ability to realize the cost savings and other benefits of our planned restructuring initiatives, to execute our business development initiatives and sales and marketing strategies, to gain new long-term customers and retain existing ones, and to leverage strategic partnering initiatives with companies such as Microsoft, AWS and Intel, along with the other risks and uncertainties discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Actual results may differ materially from those indicated in forward-looking statements, and you should not place undue reliance on them. All statements herein are based only on information currently available to us and speak only as of the date hereof. Except as may be required by law, we undertake no obligation to update any such statement.

Contacts:
Media Contact:
Brendan Hughes
RH Strategic

206-264-0246
bhughes@rhstrategic.com

Investor contact:
Leslie Phillips
Blueshirt Group
+1 415-217-5869
leslie@blueshirtgroup.com

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